Exhibit 1.01
LOGITECH INTERNATIONAL S.A.
CONFLICT MINERALS REPORT
FOR THE REPORTING PERIOD FROM JANUARY 1 TO DECEMBER 31, 2025

SECTION ONE: INTRODUCTION
This report for the calendar year ended December 31, 2025 is prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). In this Conflict Minerals Report (“CMR”), references to “Logitech,” the “Company,” “we,” “us” or “our” refer to Logitech International S.A. and its majority-owned subsidiaries.
The Rule imposes certain obligations on Securities and Exchange Commission (“SEC”) registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “conflict minerals”). Logitech manufactures or contracts to manufacture products that may contain tantalum, tin, tungsten, and gold (“3TG”) that are necessary to the functionality or production of the products. Accordingly, the Company has undertaken the measures described in this CMR to trace the origin of these minerals and whether they may have been sourced from the Covered Countries. The Covered Countries for purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.
Statements in this CMR are based on our due diligence activities performed to date in good faith and are based on information available as of January 26, 2026, unless otherwise indicated. Factors that could affect the accuracy of these statements include, but are not limited to, implementation of compliance measures by our direct and indirect suppliers, incomplete supplier data, availability of smelter and refiner (collectively referred to as “SORs”) data, errors or omissions by suppliers or SORs, ongoing certification of SORs, continued guidance or amendments to the Rule, and other factors.
Company Overview
Founded in 1981, and headquartered in Lausanne, Switzerland, Logitech International (“Logitech” or the “Company”) is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Logitech’s website address is www.logitech.com.
Logitech designs software-enabled hardware solutions that help businesses thrive and bring people together when working, creating and gaming. As the point of connection between people and the digital world, our mission is to extend human potential in work and play, in a way that is good for people and the planet. We sell the vast majority of our products under the Logitech and Logitech G brand names.
Our diverse, innovative portfolio includes: Gaming, Keyboards & Combos, Pointing Devices, Video Collaboration, Webcams, Tablet Accessories, and Headsets.

SECTION TWO: DESCRIPTION OF PRODUCTS COVERED BY THIS REPORT
Conflict minerals in the form of the 3TG were necessary to the functionality or production of the following categories of products that we manufactured or contracted to have manufactured for us during 2025:
●Gaming: PC gaming (mice, headsets and keyboards), steering wheels, console gaming headsets, and microphones
●Keyboards & Combos: Corded and cordless keyboards and combos (keyboard-and-mouse combinations)
●Pointing Devices: Mice and presentation tools
●Video Collaboration ("VC"): Conference room cameras
●Webcams: Webcams and streaming cameras

●Tablet Accessories: Tablet keyboards and digital pen for iPad
●Headsets: Headsets, in-ear headphones, and premium wireless earbuds
●Other: Mobile speakers and PC speakers
These products and the facilities at which they are manufactured are more fully described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, which can be accessed on our website at: https://ir.logitech.com/financial-info/sec-filings/ or on the SEC’s website at http://www.sec.gov.

SECTION THREE: REASONABLE COUNTRY OF ORIGIN INQUIRY
For the reporting period from January 1, 2025 to December 31, 2025 (the “Reporting Period”), Logitech conducted a reasonable country of origin inquiry (“RCOI”) to determine whether any of the conflict minerals necessary to the functionality or production of the products (“Necessary Conflict Minerals”) that we manufactured or contracted to manufacture originated in the Covered Countries. To make this determination, we engaged with our direct suppliers of materials, parts, components or products potentially containing 3TG (“In-Scope Suppliers”) to identify the SORs of the Necessary Conflict Minerals.
Our RCOI included the following steps:

●From a total of 410 suppliers, 245 out of 410 were identified as In-Scope Suppliers who may contribute Necessary Conflict Minerals to our products. During the Reporting Period, we continued to refine the list of In-Scope Suppliers and removed those which did not use 3TG or were no longer in Logitech’s supply chain.
●We surveyed our In-Scope Suppliers using the current version of the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template Revision 6.5 (“CMRT” or “Template”), which includes questions about the location or mine of origin. In-Scope Suppliers are obligated to make similar efforts to survey their supply chain using CMRT and report the facilities and location or mine of origin for 3TG. Given our position in the supply chain and the fact that Logitech does not directly purchase raw materials, we are several tiers away from the SORs and country of origin for the 3TG used in our products. We therefore rely on our first-tier suppliers to provide information and we carry out due diligence activities to check and verify the accuracy of information provided by those suppliers.
●We reviewed the information provided by the In-Scope Suppliers with respect to a number of evaluation criteria to assess the adequacy of the information provided and determine the potential for sourcing from the Covered Countries. The reviewing criteria included but was not limited to:
○Mandatory fields of the CMRT report were complete and accurate;
○No contradictory information in the CMRT report;
○The SORs information was consistent with the Facility database available to RMI members; and
○Verification of supplier 3TG reported usage against Bill of Materials by applying established criteria and knowledge of where 3TG materials are utilized at component/part and product levels.
●We followed up with In-Scope Suppliers where necessary to clarify the information they provided or to seek additional information as part of our due diligence efforts.
●We implemented regular review and consolidation of all supplier responses. If any supplier did not provide timely and accurate information, an escalation process was engaged to address non-responders and to obtain the required information.
●We documented country of origin information of facilities which were identified by In-Scope Suppliers from multiple resources, including the independent third-party audit programs (e.g., RMI RCOI, as defined below, data), and an independent external expert consultant assessment.
Our RCOI executive outcomes:
We sought and obtained a 100% response rate from In-Scope Suppliers. Certain In-Scope Suppliers’ responses and RMI Reasonable Country of Origin Inquiry ("RMI RCOI") data indicated that some of the SORs used in our supply chain may obtain 3TG from the Covered Countries. Other In-Scope Suppliers are using 3TG sources from outside the Covered Countries, recycled or scrap 3TG. Accordingly, we conducted due diligence to determine the source of 3TG metals and have prepared this Conflict Minerals Report.

Table 1. RCOI response of Logitech

In-Scope Suppliers #	245
Response Ratio	100%

SECTION FOUR: DUE DILIGENCE MEASURES

We conducted due diligence on the source and chain of custody of the 3TG that are necessary to the functionality or production of our products to ascertain whether these conflict minerals originated in the Covered Countries and directly or indirectly financed or benefited armed groups (as such term is defined by the SEC in Form SD) in any of these countries.

In alignment with the United Nations Guiding Principles on Business and Human Rights (“UNGPs”) and our Responsible Sourcing of Minerals Policy, Logitech is committed to respecting human rights and advancing the use of responsibly sourced minerals globally. Our objective is to procure minerals from sources that do not directly or indirectly finance or benefit armed groups or contribute to human rights abuses in any way, rather than to indiscriminately eliminate sourcing from the Covered Countries or other Conflict-Affected and High-Risk Areas (“CAHRAs”). As a downstream company, Logitech is multiple tiers removed from the mining of 3TG; we do not directly purchase raw ore or unrefined conflict minerals from mines, smelters, or refiners, nor do we maintain direct commercial relationships with these upstream entities.
Design of Our Due Diligence Measures
Our conflict minerals due diligence measures are aligned with the requirements of the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (the “OECD Guidance”), as applicable for tin, tantalum, tungsten, gold and downstream companies (as the term is defined in the OECD Guidance), in all material respects. We designed our due diligence measures to:
1.Establish strong company management systems for conflict minerals supply chain due diligence;
2.Identify and assess conflict minerals risks in our supply chain;
3.Design and implement strategies to respond to identified conflict minerals risks;
4.Contribute to independent third-party audits of the due diligence practices of conflict minerals SORs by participating in industry organizations; and
5.Report on our conflict minerals supply chain due diligence activities annually.
Due Diligence Measures Performed
As outlined above, Logitech is multiple tiers removed from the mining of 3TG. We do not directly purchase raw ore or unrefined conflict minerals from mines, smelters, or refiners, nor do we maintain direct commercial relationships with these upstream entities. Because SORs serve as the consolidating points for raw ore, they are best-positioned to determine and know the origin of the ores. Consequently, as a downstream user, it is not possible for us to determine the origin of 3TG without relying on information provided by our direct suppliers and the upstream SORs.
Logitech recognizes the critical socio-economic importance of Artisanal and Small-scale Mining (“ASM”) for local livelihoods in CAHRAs. Consistent with our commitment to responsible sourcing, our objective is not to indiscriminately ban minerals originating from ASM sources. Instead, we support the responsible and safe integration of legitimate ASM into global formal supply chains. Through our active membership in RMI, we support industry-wide efforts and on-the-ground mechanisms designed to improve working conditions, enhance traceability, and enable ASM operators to meet international downstream compliance requirements.

Through our RMI membership, we leverage the due diligence conducted on SORs by the RMI’s Responsible Minerals Assurance Process (the “RMAP”). The RMAP uses independent private sector auditors to audit SORs who agree to participate, including their 3TG chain of custody and the mines of origin. SORs are deemed to be conformant with RMAP when the independent auditor has taken a risk-based approach to validate SORs’ company level management processes for responsible mineral procurement. RMAP Assessments are valid for a period of either one or three years, depending on a number of factors.
Our due diligence measures included the following activities:
1.We utilized our existing experienced internal team to implement Logitech’s Responsible Sourcing of Minerals Program during the 2025 Reporting Period. The team includes representatives from the following functions: Sustainability, Global Sourcing, Legal, Investor Relations, and Finance.

2.We reviewed and updated our Responsible Sourcing of Minerals Policy in 2025 and continue to make it available at https://www.logitech.com/en-eu/sustainability/reports-and-resources.
3.We established requirements and continued to incorporate these requirements into our standard supplier contracts to define Logitech’s expectations of suppliers regarding sourcing of conflict minerals and reporting of information to Logitech. In addition, the Sustainability team and the Sourcing team quarterly review the new suppliers in order to ensure that they are enrolled in the Logitech’s Responsible Sourcing of Minerals Program.
4.We compared the SORs identified by relevant In-Scope Suppliers through the supply chain survey against the list of facilities that are conformant to a responsible mineral sourcing validation program or undergoing an assessment such as the RMAP Conformant Smelters & Refiners list, the London Bullion Market Association (the “LBMA”) Good Delivery List, and the Responsible Jewellery Council (the “RJC”) Chain-of-Custody Certification Program.
5.We defined a risk management plan for the relevant In-Scope Suppliers that present a potential conflict minerals risk. In the Reporting Period, we continued to engage with a number of In-Scope Suppliers by conducting training and having discussions focusing on Logitech due diligence and 3TG reporting requirements. In addition, we requested those In-Scope Suppliers, who reported SORs not yet participating in an independent third-party audit program, to provide a smelter action plan (SAP) to reach 100% participation by either removing those SORs from their supply chain or encouraging SORs to participate in independent third-party audit programs. We also monitored their SAP progress monthly.
6.Any adjustments to sourcing during the reporting year are incorporated into the RCOI scope, and we provide ongoing training materials to new suppliers to enhance their due diligence capabilities for responsible sourcing of 3TG.
7.As of January 26, 2026, we removed 86 SORs from our supply chain that were not conforming to the Logitech Responsible Sourcing of Minerals Policy or were erroneously or unintentionally reported in 2025 by In-Scope Suppliers but were actually not in our supply chain.
8.We supported the RMI Responsible Minerals Assurance Process, and required relevant In-Scope Suppliers in the Logitech supply chain to encourage the facilities in their supply chain to participate in the RMAP. As an RMI member, we actively support the refinement and expansion of the RMAP Conformant Smelters & Refiners list, as well as smelter engagement efforts within RMI working groups.
9.We continue to take a proactive approach by directly engaging with certain SORs that may be at risk of non-conformance to ensure their consistent participation in the RMAP program.
10.To the extent reasonably possible, we also verified the mine sources information reported by In-Scope Suppliers relying on different resources, e.g., contacting SORs directly, reviewing publicly available information, and utilizing RMI resources. We also utilized an independent external expert consultant to provide an assessment of SORs disclosed by our In-Scope Suppliers, to conduct SORs RCOI, verify data and identify risks in SORs that have not yet undergone the RMAP or that have lost their RMAP conformant status.

SECTION FIVE: DUE DILIGENCE RESULTS
Inherent Limitations on Due Diligence Measures

As a downstream purchaser of products that contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains. We also rely, to a large extent, on information collected and provided by independent third-party assurance programs (such as the RMAP). Such sources of information, along with upstream traceability mechanisms, may yield inaccurate or incomplete information and may not detect fraud and smuggling in Conflict-Affected and High-Risk Areas.
SORs Due Diligence Results

The results of our RCOI and subsequent due diligence are as follows:

Our supplier survey identified a total of 301 SORs as potential sources. After removing 86 facilities that were non-conforming or erroneously reported (as described above), we identified 215 operational SORs in our 2025 supply chain.
Based on the RMI RCOI data and independent assessment provided by our external expert consultant:

●29 SORs were identified as sourcing, or having a reason to believe they source, from the Covered Countries (DRC and adjoining countries). Of these, 27 (93.1%) are validated as Conformant.
●60 SORs were confirmed to source exclusively from recycled or scrap materials.
●The remaining facilities were conformant with Logitech Policy i.e. confirmed to source from outside the Covered Countries or were validated as Conformant/Active.

Our due diligence identified three remaining non-conformant SORs that did not meet Logitech Policy, including the standards of a recognized third-party audit program:

●Two facilities (one tin; one gold) with confirmed or potential sourcing from the Covered Countries.
●One tin facility with potential sourcing from a CAHRA outside of the Covered Countries (specifically India).

Mitigation of Non-Conformant and High-Risk Facilities to Logitech Policy

The three non-conformant facilities were reported by a single component supplier through a "company-level" CMRT declaration. Due to the inherent limitations of company-level reporting—which reflects the supplier's entire global operations rather than products specifically manufactured for Logitech—we cannot definitively confirm whether minerals from these specific facilities are present in Logitech products. Despite this, Logitech engaged with this supplier. The supplier has confirmed it is actively engaging its upstream supply chain to encourage these non-conformant SORs to participate in the RMAP. Where conformance cannot be achieved, the supplier has committed to working with its sub-tier suppliers to transition sourcing to conformant alternatives. We will continue to monitor the supplier’s phase-out progress.

Based on our due diligence measures and the active Smelter Action Plan (SAP) in place, we have no reason to conclude that any SORs in our supply chain directly or indirectly financed or benefited armed groups in the Covered Countries.

Table 2 below illustrates our progress with SORs status compared to reporting year 2024.

Table 2: Progress in SORs’ Status

	2024		2025
	Number	% of Total	Number	% of Total
Total	239	100%	215	100%
Total SORs that are conformant, active[1], or not sourcing from the Covered Countries and other CAHRAs	237	99.2%	212	98.6%
SORs that are conformant according to 3rd party audit program	233	97.5%	203	94.4%
SORs that are active according to 3rd party audit program	2	0.8%	2	0.9%
SORs confirmed by independent 3rd party to neither be sourcing from the Covered Countries nor from CAHRAs[2]	2	0.8%	7	3.2%
Non-Conformant (Smelter Action Plan in progress)	2	0.8%	3 [3]	1.4%
1 For the purposes of this report, “Conformant” denotes SORs listed by the RMI for reporting year 2025 as compliant with RMAP assessment protocols (including cross-recognized independent programs such as the LBMA or RJC). “Active” denotes SORs listed by the RMI as actively engaged in the RMAP assessment process but not yet conformant.
2 Beginning with the 2025 reporting period, Logitech has expanded this Form SD Report to now include reporting on Logitech’s enhanced risk assessment process for Conflict-Affected and High-Risk Areas (“CAHRAs”) in addition to the Covered Countries defined by the SEC, reflecting our commitment to the OECD Due Diligence Guidance.
3 These facilities were reported by a single component supplier through a "company-level" CMRT declaration, representing its entire global operations rather than products specifically manufactured for Logitech. Logitech has engaged with this supplier to implement Smelter Action Plans (“SAPs”) aimed at achieving third-party audit compliance or removal from the supply chain.
Table 3 further illustrates our results for each 3TG metal by setting forth the number and percentage of SORs’ facilities that were either participating in a third-party validation program or confirmed by an independent external expert consultant to neither be sourcing from Covered Countries nor from CAHRAs as of January 26, 2026.

Table 3: 2025 SORs Participating in Third-Party Audit Programs or Confirmed by an Independent External Expert Consultant to neither be Sourcing from Covered Countries nor from CAHRAs, by Metal

Metal	SORs participating in third party audit programs or confirmed by an independent external expert consultant to neither be sourcing from Covered Countries nor from CAHRAs
Tantalum	33 of 33 (100%)
Tin	52 of 54 (96.3%)
Tungsten	33 of 33 (100%)
Gold	94 of 95 (98.9%)

Summary of SORs Status
As result of our due diligence activities summarized above, we determined the following as of January 26, 2026:

●Of the 215 identified SORs, 29 were verified as sourcing from Covered Countries; 27 of 29 entities maintain a status of "Third-Party Audit Conformant." Furthermore, 60 of the 215 identified facilities were confirmed to source exclusively from 100% recycled or scrap materials.

●212 of 215 (98.6%) SORs identified by our In-Scope Suppliers are either conformant to a third-party responsible minerals sourcing audit program, have begun participating in such a program for the Reporting Period, or have been confirmed by an independent external expert consultant to neither be sourcing from Covered Countries nor from CAHRAs, for the Reporting Period.

●The remaining three SORs have been deemed non-compliant by Logitech as they ceased participation in a third-party audit, such as the RMAP. We have engaged with the single component supplier reporting these facilities.

The supplier has confirmed they are actively engaging their upstream supply chain to encourage these non-conformant SORs to participate in the RMAP. Where conformance cannot be achieved, the supplier has committed to working with their sub-tier suppliers to transition sourcing to conformant alternatives. We will continue to monitor their phase-out progress through the CY26 reporting cycle.

●Based on our due diligence and the active corrective action plans in place, we have no reason to conclude that any of the SORs identified in our supply chain directly or indirectly financed or benefited armed groups in the Covered Countries.
Appendix A provides the complete list by metal, smelter name and country of the 215 3TG SORs identified in Logitech’s supply chain during the Reporting Period. Based on the information provided by Logitech’s suppliers, SORs, and third-party audit programs, Logitech believes that the 3TG contained in its products originated from the countries listed in Appendix B, as well as from recycled and scrap sources.

SECTION SIX: STEPS TO BE TAKEN TO MITIGATE RISK
Logitech currently intends to undertake the following steps, during the next compliance period, with the intention of further mitigating risks associated with supply chain sourcing and conflict minerals:
●Continue our training, auditing, engagement and other due diligence activities with suppliers to:
○Retain the same due diligence approach in existing suppliers;
○Ensure early engagement with new suppliers to address 3TG sourcing with a consistent approach;
○Strengthen internal partnerships to identify raw material risks early in the product development cycle;
○Require all In-Scope Suppliers to understand and fully comply with our established Responsible Sourcing of Minerals Policy and associated requirements;
○Maintain oversight of our supply chain and identify the source of any 3TG;
○Require our direct suppliers to ensure any SORs that were removed from the RMAP Conformant list either re-apply and re-obtain their “Conformant” status or are removed from our supply chain;
○Verify the conformity status of identified SORs under the RMAP or equivalent independent validation programs; and
○Promote SORs participation in third-party audit programs, such as the RMI Responsible Minerals Assurance Process.
●Continue our direct outreach and engagement with SORs to ensure their on-going participation:
○Encourage non-conformant smelters in the RMAP program, to achieve conformity or be removed from our supply chain;
○Take a proactive approach by directly engaging with specific smelters escalated by RMI to ensure their consistent participation in the RMAP program.
●Continue to be a member of the RMI, and take the following actions:
○Encourage further adoption and improvement of relevant good practices, programs, tools and standards;
○Contribute to participating in relevant RMI working groups, actively engage with smelters at risk of being removed from the certified list, address their actions, and provide feedback to RMI.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws including statements related to our business, products, conflict minerals efforts, design of our due diligence measures and related goals, our list of sourcing countries, and steps we intend to take in the future to mitigate the risk that the conflict minerals used in our products directly or indirectly finance or benefit armed groups in the Covered Countries. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements also include, among others, those statements including the words "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "should," "will" and similar language. These statements reflect our views and assumptions as of the date of this Report. All forward-looking statements involve risks and uncertainties that could cause our actual performance to differ materially from those anticipated in the forward-looking statements depending on a variety of factors, including implementation of compliance measures by our direct and indirect suppliers, incomplete supplier data, availability of Smelter data, errors or omissions by suppliers or SORs, ongoing certification of SORs, failure to carry out our plans in a timely manner or at all; lack of cooperation by our suppliers, their respective suppliers and smelters; uncertainties introduced to our supply chain by acquisitions; internal and external resource constraints; political developments in the Covered Countries and regulatory developments in the United States, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

Appendix A

Identified Smelters & Refiners (SORs) in Logitech’s Supply Chain for Reporting Year 2025

This list presents consolidated information compiled from the CMRT forms provided by our In-Scope Suppliers, and the SORs names and location as reported by the RMI as of January 26, 2026.

Metal	Smelter Name	Smelter Location Country
Tantalum	AMG Brasil	Brazil
Tantalum	D Block Metals, LLC	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Suns Nonferrous Materials Co. Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	Materion Newton Inc.	United States of America
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Kinzoku Company, Limited	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	PowerX Ltd.	Rwanda
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha Assembly Solutions, Inc.	United States of America
Tin	Aurubis Beerse	Belgium
Tin	Aurubis Berango	Spain
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil

Tin	CRM Synergies EMEA, S.L.U.	Spain
Tin	CV Ayi Jaya	Indonesia
Tin	Dongguan Best Alloys Co., Ltd.	China
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States of America
Tin	Mineracao Taboca S.A.	Brazil
Tin	Mining Minerals Resources SARL	Democratic Republic of the Congo
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)
Tin	Precious Minerals and Smelting Limited	India
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Super Ligas	Brazil
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan
Tin	Thaisarco	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	Tin Technology & Refining	United States of America
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Woodcross Smelting Company Limited	Uganda
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China

Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hubei Green Tungsten Co., Ltd.	China
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Vietnam
Tungsten	Kennametal Fallon	United States of America
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province of China
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province of China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Tungsten Vietnam Joint Stock Company	Vietnam
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Gold	Abington Reldan Metals, LLC	United States of America
Gold	Advanced Chemical Company	United States of America
Gold	Agosi AG	Germany
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	ASAHI METALFINE, Inc.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG, Hamburg	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines

Gold	Boliden Mineral AB (Ronnskar)	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Coimpa Industrial LTDA	Brazil
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic of
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Elite Industech Co., Ltd.	Taiwan, Province of China
Gold	GG Refinery Ltd.	Tanzania, United Republic of
Gold	Glencore Canada Corporation- CCR Refinery	Canada
Gold	Gold by Gold Colombia	Colombia
Gold	Gold Corporation - The Perth Mint	Australia
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JX Advanced Metals Corporation	Japan
Gold	Kazzinc Ltd	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea, Republic of
Gold	L'Orfebre S.A.	Andorra
Gold	LS MnM Inc.	Korea, Republic of
Gold	LT Metal Ltd.	Korea, Republic of
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MKS PAMP SA	Switzerland
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey

Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	NH Recytech Company	Korea, Republic of
Gold	Nihon Material Co., Ltd.	Japan
Gold	Oegussa Oesterreichische Gold- und Silber-Scheideanstalt Gesm.b.H.	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Royal Canadian Mint	Canada
Gold	SAFINA A.S.	Czechia
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom	Korea, Republic of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	WEEEREFINING	France
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Gold Smelting Co. Ltd.	China

Appendix B

List of Direct & Indirect Sourcing Countries

Potential Countries of Origin for Conflict Minerals associated with the SORs listed in Appendix A.
(Based on RMI Reasonable Country of Origin Inquiry (RCOI) data, as of March 27, 2026.)

Argentina	Eswatini	Madagascar	Saudi Arabia
Armenia	Ethiopia	Malaysia	Senegal
Australia	Fiji	Mali	Serbia
Austria	Finland	Mauritania	Sierra Leone
Azerbaijan	France	Mexico	Slovakia
Benin	French Guiana	Mongolia	Solomon Islands
Bolivia (Plurinational State of)	Georgia	Morocco	South Africa
Brazil	Germany	Mozambique	Spain
Bulgaria	Ghana	Myanmar	Suriname
Burkina Faso	Greenland	Namibia	Sweden
Burundi*	Guatemala	New Zealand	Tajikistan
Cambodia	Guinea	Nicaragua	Tanzania*
Canada	Guyana	Niger	Thailand
Chile	Honduras	Nigeria	Turkey
China	India	Norway	Uganda*
Colombia	Indonesia	Papua New Guinea	Ukraine
Costa Rica	Japan	Peru	United Kingdom
Côte d'Ivoire	Kazakhstan	Philippines	United States of America
Democratic Republic of the Congo*	Kenya	Poland	Uzbekistan
Dominican Republic	Kyrgyzstan	Portugal	Vietnam
Ecuador	Laos	Russian Federation**	Zambia*
Egypt	Liberia	Rwanda*	Zimbabwe

* Covered Countries.
** The Russian Federation is not a Covered Country for purposes of Rule 13p-1 under the Securities Exchange Act of 1934 following which this Report is prepared. Logitech does not source directly from the Russian Federation and is in compliance with international sanctions related to the Russian Federation.